For Immediate Release:
June 11, 2025

Simulations Plus Announces Preliminary Third Quarter Fiscal 2025 Revenue

Updates fiscal 2025 revenue guidance range

Third quarter fiscal 2025 full results to be released on July 2, 2025, with conference call at 5 p.m. ET

RESEARCH TRIANGLE PARK, NC, June 11, 2025– Simulations Plus, Inc. (Nasdaq: SLP) (“Simulations Plus” or the “Company”), a leading provider of cheminformatics, biosimulation, simulation-enabled performance and intelligence solutions, and medical communications to the biopharma industry, today announced preliminary revenue for its third fiscal quarter and updated its full year 2025 revenue guidance.

•The Company expects to report third quarter fiscal 2025 revenue in the range of between $19 million and $20 million
•Full year fiscal 2025 revenue is expected to range between $76 million and $80 million

The third quarter fiscal 2025 revenue range set forth above is preliminary, unaudited, based on currently available information, and subject to adjustment in the final financial statements to be filed with the Company’s Quarterly Report on Form 10-Q for the third quarter fiscal 2025, expected to be filed July 2, 2025.

Full year fiscal 2025 revenue guidance may also be adjusted when the Company reports third quarter fiscal 2025 results.

“Market uncertainties surrounding future funding, drug pricing and potential tariffs are creating significant headwinds for both our pharmaceutical and biotech clients, resulting in budget reductions, project cancellations, and delays that are more pronounced than what we have experienced over the past two years,” said Shawn O’Connor, Chief Executive Officer of Simulations Plus. “While our software segment has remained relatively resilient, given its role as critical infrastructure in drug development programs, demand for services has proven more sensitive to market volatility and is coming in below our expectations.

“To better position the Company for long-term alignment with our clients, we recently announced a strategic reorganization—transitioning from a business unit structure to a functionally driven operating model. We also made key leadership appointments to enhance client engagement and elevate our sales and marketing capabilities.

“These actions mark the final phase of a multi-year transformation aimed at streamlining operations, unlocking synergies across teams, and concentrating our resources on the most promising growth opportunities. We believe the new organizational structure will also foster greater collaboration through centralized product and technology development, contributing to accelerated delivery of software enhancements, platform integration, and AI advancements.

“Finally, these changes are expected to improve operational efficiency and better position us for sustainable and profitable long-term growth. Looking ahead, we remain optimistic about the future of predictive analytics in biosimulation and clinical operations. These capabilities are essential to helping our clients achieve greater efficiency and success, and we are proud to be a long-standing partner and innovation leader in this space,” concluded O’Connor.

Third Quarter Fiscal 2025 Press Release, Webcast, and Conference Call Details

The Company will report third quarter fiscal 2025 financial results after the market close on Wednesday, July 2, 2025.

Shawn O’Connor, Chief Executive Officer, and Will Frederick, Chief Financial Officer, will host a conference call and webcast on the same day at 5:00 p.m. Eastern Time to discuss the details of Simulations Plus’ performance for the quarter and certain forward-looking information. The call may be accessed by registering here or by calling 1-877-451-6152 (domestic) or 1-201-389-0879 (international). The webcast can be accessed on the investor relations page of the Simulations Plus website https://www.simulations-plus.com/investorscorporate-profile/corporate-profile/ where it will also be available for replay approximately one hour following the call.

About Simulations Plus, Inc.
With more than 25 years of experience serving clients globally, Simulations Plus stands as a premier provider in the biopharma sector, offering advanced software and consulting services that enhance drug discovery, development, research, clinical trial operations, regulatory submissions, and commercialization. Our comprehensive biosimulation solutions integrate artificial intelligence/machine learning (AI/ML), physiologically based pharmacokinetics, physiologically based biopharmaceutics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. We also deliver simulation-enabled performance and intelligence solutions alongside medical communications support for clinical and commercial drug development. Our cutting-edge technology is licensed and utilized by leading pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | X | YouTube.

Environmental, Social, and Governance (ESG)
We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our website to read our 2024 ESG update.

Preliminary Financial Results and Financial Guidance
The preliminary financial results set forth above for the third quarter fiscal 2025 reflect preliminary, unaudited estimates with respect to such results based solely on currently available information, which is subject to change. Such preliminary results are subject to the finalization of quarter-end financial and accounting procedures. While carrying out such procedures, Simulations Plus may identify items that would require it to make adjustments to the preliminary estimates of financial results set forth herein. As a result, our actual financial results could differ than the information set forth herein and such differences could be material. Preliminary results should not be viewed as a substitute for our full quarterly financial statements for the three months ended May 31, 2025, which are being prepared in accordance with U.S. GAAP

In addition, full year fiscal 2025 revenue guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “will”, “can”, “believe”, “expect,” “anticipate” and similar expressions (or the negative of such terms, as well as other words or expressions referencing future events, conditions or circumstances) mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Forward looking statements contained in this press release include, but are not limited to, the quotation of our Chief Executive Officer relating to our future performance and growth, statements relating to full fiscal year 2025 revenue guidance and other statements about future events. Factors that could cause or contribute to such differences include, but are not limited to: effectiveness of our new operational structure our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, market conditions, macroeconomic factors, and a sustainable market. Further information on our risk factors is contained in our quarterly, annual and current reports and filed with the U.S. Securities and Exchange Commission.

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CONTACT:
Financial Profiles
Lisa Fortuna
310-622-8251
slp@finprofiles.com